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                                  EXHIBIT 2.2
                                  ===========

                    AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

     This AMENDMENT NO. 1 TO ACQUISITION AGREEMENT ("Amendment") is entered into as of this ______ day of October, 1996 between and among Hi, Tiger International, Inc., a Utah corporation ("Hi, Tiger"); AvTel Communications, Inc., a Utah corporation ("Merger Subsidiary") and AvTel Holdings, Inc., formerly AvTel Communications, Inc., a California corporation ("AvTel") based on the following:

                                    PREMISES

A. Hi, Tiger, Merger Subsidiary and AvTel have heretofore made and entered into that certain Acquisition Agreement dated as of August 30, 1996 (the "Agreement").

B. Hi, Tiger, Merger Subsidiary and AvTel wish to amend the Agreement in accordance with and subject to the terms and conditions of this Amendment.

                                   AGREEMENT

     NOW, THEREFORE, on the state of premises which are incorporated herein by reference and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom and other good and valuable consideration, the receipt and adequacy which are hereby acknowledged and agreed as follows:

1. The Agreement (as hereby amended the "Agreement") is hereby amended as follows:

     1.1  PREMISES.  Paragraph D of the Premises is hereby amended by deleting
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          the reference to "4,171,845 shares of common stock of Hi, Tiger..."
          and substituting in lieu thereof, "4,252,508 shares of common stock of Hi, Tiger;..."

     1.2  THE MERGER.  The references in Section 1.01(a) and (d) to "...1.042961
          ----------
          shares of Hi, Tiger exchange common stock..." is deleted in its entirety and the following substituted in lieu thereof, "...1.063127 shares of Hi, Tiger exchange common stock..." Further, all references to the exchange ratio in the Agreement and in all other agreements executed or delivered by the parties hereto in connection with the Agreement and the transactions contemplated thereby to the "exchange ratio" shall be deemed to be "1.063127".

     1.3  AVTEL DISCLOSURE SCHEDULE.  The AvTel Disclosure Schedule dated August
          -------------------------
          30, 1996 which is attached and made a part of the Agreement is hereby amended by the Supplement to AvTel Disclosure Schedule dated October 21, 1996, copies
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          of which have been received by Hi, Tiger and Merger Subsidiary.

     1.4  CHANGE OF NAME.  All references in the Agreement to AvTel
          --------------
          Communications, Inc., a California corporation, are amended to refer to AvTel Holdings, Inc., a California corporation.

2.   NO OTHER CHANGES.  Except as expressly set forth herein, there are no other
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     modifications, changes or revisions to this Agreement.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

                                      HI, TIGER INTERNATIONAL, INC.
                                      A Utah Corporation



                                      By ______________________________________
                                      Its Duly Authorized Officer

                                      AVTEL HOLDINGS, INC.
                                      (Formerly AvTel Communications, Inc.)
                                      A California Corporation



                                      By _______________________________________
                                      Its Duly Authorized Officer

                                      AVTEL COMMUNICATIONS, INC.
                                      A Utah Corporation



                                      By_______________________________________
                                      Its Duly Authorized Officer